Exhibit 10.46

                              EMPLOYMENT AGREEMENT

Employment  Agreement made as of the 20th day of September  2002, by and between
Ultralife   Batteries,   Inc.  (the  "Company")  and  Joseph  N.  Barrella  (the
"Executive").

      INTRODUCTION. The Executive is an employee of the Company as of the date of this Employment Agreement. The Company and the Executive are desirous of entering into this Employment Agreement.

      1. EMPLOYMENT. The Company will employ the Executive as Senior Vice President of New Business Development of the Company, reporting to the President and Chief Executive Officer.

      2. COMPENSATION.

            Salary. The Executive will receive a salary of $197,745 per annum. In no event will the Executive's salary be less than $197,745 per annum during his employment except in that case where management or senior management has imposed upon it a temporary salary cut. The Executive acknowledges that at the time of the making of this agreement, Executive's salary has been reduced by 10% in a temporary measure as set forth above.

            (b) Other Benefits. The Executive will participate in all perquisites afforded to its senior management personnel from time to time, including participation in any bonus plans established for management or senior management of the Company.

      3. TERM.

            (a) This agreement is for "at-will" employment. However, should Executive be terminated by the Company except for "cause", as defined below, prior to July 1, 2003, Executive shall be entitled to receive within 30 days following such termination $197,745. As used herein, "cause" shall be limited to gross negligence, willful misconduct or conviction of a felony. Executive shall have one (1) year after employment separation to exercise any vested but unexercised stock options.

            (b) On February 1, 2003, both the Company and the Executive shall have the option of terminating this agreement effective June 30, 2003. Notice of intent to terminate shall be made in writing and delivered to the other party by February 1. In the event neither party opts to terminate, this agreement shall renew automatically for another year, each year, and the parties shall continue to be required to give notice of intent to terminate by February 1 of the year in which the agreement is intended to be terminated effective June 30.

      4. MISCELLANEOUS. This Agreement is the entire agreement with respect to the employment of the Executive by the Company and may be amended only by a written agreement signed by both parties to this Agreement. This Agreement shall be governed by the internal laws of the State of New York.

      IN WITNESS WHEREOF, the parties have signed or caused this Agreement to be signed as of the date first set forth above.

Ultralife Batteries, Inc.

By:  /s/ John D. Kavazanjian               /s/ Joseph N. Barrella
----------------------------               ------------------------
                                           Joseph N. Barrella


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